Amendment

to

Fund Administration Addendum

For

UNIFIED SERIES TRUST

This Amendment revises the Fund Administration Addendum (the “Addendum”) to the Master Services Agreement, dated January 5, 2017, as amended May 21, 2019 (the “Agreement”) between Unified Series Trust (the “Trust”) and Ultimus Fund Solutions, LLC (“Ultimus”).

The Parties agree to amend the Addendum as follows:

1.	The following sub-sections are added to Section 4, Other Services, of the Addendum, with respect to each Fund that is an exchange-traded funds (“ETF”) as follows:
4.12	cooperate with, and take all reasonable actions in the performance of its duties under this Agreement, to ensure that the necessary information is made available to the SEC or any other regulatory authority or applicable securities exchange in connection with any regulatory audit of the Trust or any Fund;
4.13	administer contracts on behalf of the Trust with the Fund’s index receipt agent;
4.14	coordinate with the Fund’s service providers to facilitate the setup of the Fund on applicable securities exchanges;
4.15	monitor sales of shares and ensure that shares are properly and duly listed with the applicable securities exchanges and that securities exchange listing requirements are met;
4.16	process share creation units and redemption units with the Fund’s transfer agent;
4.17	maintain create/redeem records to the extent they are not otherwise maintained by other service providers; and
4.18	arrange for vendors to provide the post each Fund’s IOPV and other information required by exemptive orders.

Except as set forth in this Amendment, the Addendum is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of the Amendment will prevail.

Signatures are located on the next page.

The parties duly executed this Amendment to Fund Administration Addendum as of November 20, 2019.

Unified Series Trust		Ultimus Fund Solutions, LLC
By:	/s/ David R. Carson	By:	/s/ David James
Name:	David R. Carson	Name:	David James
Title:	President	Title:	EVP and Chief Legal and Risk Officer

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